EXHIBIT 99.1

Emclaire Financial Corp 612 Main Street ♦ Emlenton, PA 16373-0046 Phone: (844) 767-2311/FAX: (724) 867-9326

P R E S S R E L E A S E

RELEASE DATE:                                                      CONTACT:

Monday, May 2, 2016                                                William C. Marsh
Chairman, President and
Chief Executive Officer
Emclaire Financial Corp
Phone:  (844) 800-2193
Email: investor.relations@farmersnb.com

Emclaire Financial Corp Announces Completion of Its Acquisition of
United-American Savings Bank

Emlenton, PA, May 2, 2016 – Emclaire Financial Corp (NASDAQ: EMCF) (Emclaire), the parent holding company of The Farmers National Bank of Emlenton (Farmers National), announced today that, as of April 30, 2016, they have completed the acquisition of United-American Savings Bank, Pittsburgh, Pennsylvania (United-American).

The transaction has expanded Emclaire's franchise into Pittsburgh and increased Emclaire's consolidated total assets and total deposits to approximately $688 million and $582 million, respectively. The transaction is expected to be immediately accretive to Emclaire's earnings for the remainder of 2016, excluding one-time charges, and 29% accretive to 2017 earnings. No additional capital was needed to complete the transaction and Emclaire and Farmers National remain "well-capitalized" institutions for regulatory purposes. Emclaire plans to convert the former United-American office and operating systems in late June 2016. Under the terms of the merger agreement, shareholders of United-American will receive $42.67 in cash for each share of common stock of United-American or approximately $14.1 million in the aggregate.

William C. Marsh, Chairman, President and Chief Executive Officer of Emclaire and Farmers National, stated, "We are pleased to welcome all United-American depositors and customers to the Emclaire family. We are excited to expand our franchise into Pittsburgh and look forward to building upon and enhancing the customer relationships that United-American developed over the years. The acquisition of United-American coupled with the planned third quarter opening of our new full-service banking office in Aspinwall, Pennsylvania (a Pittsburgh suburb) reflects our strategy to profitably grow our banking franchise in desirable contiguous markets."

Tom Smith, President and Chief Executive Officer of United-American, said, "We are pleased to have joined forces with Emclaire and Farmers National. This is a win-win for our shareholders and customers."

Silver, Freedman, Taff & Tiernan LLP, Washington, DC acted as legal counsel to Emclaire in the transaction.  Jones Walker LLP, Washington, DC acted as legal counsel and Raymond James & Associates, Inc. acted as financial advisor to United-American.

About Emclaire Financial Corp

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 16 full service offices in Pittsburgh and in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania.  Emclaire's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF".  For more information, visit Emclaire's website at "www.emclairefinancial.com".

Forward-looking Statements:

This release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements do not relate strictly to historical or current facts. Forward-looking statements reflect management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Forward-looking statements regarding the transaction are based upon currently available information.

Actual results could differ materially from those indicated in forward-looking statements. Among other factors, actual results may differ from those described in forward-looking statements due to: the possibility that the proposed transaction does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the terms of the proposed transaction may need to be modified to obtain such approvals or satisfy such conditions; the anticipated benefits from the proposed transaction are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions, interest rates, laws and regulations and their enforcement, and the degree of competition in our markets; the ability to promptly and effectively integrate the businesses of the companies; the reaction of the companies' customers to the transaction; diversion of management time on merger-related issues; changes in asset quality and credit risk; the inability to sustain revenue and earnings; and competitive conditions.

Emclaire's Annual Report on Form 10-K and other reports filed with the SEC describe some additional factors which could cause actual conditions, events or results to differ significantly from those described in forward-looking statements.

Forward-looking statements speak only as of the date they are made.  Copies of Emclaire's reports filed with the SEC are available in the Financial Information section of Emclaire's website, www.emclairefinancial.com.  We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

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